UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2021

CACI International Inc

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-31400	54-1345888
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 N. Glebe Road Arlington, Virginia		22201
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 841-7800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CACI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01  Entry into a Material Definitive Agreement

On December 13, 2021, CACI International Inc and certain of its subsidiaries (the “Company”) entered into an Amended and Restated Credit Agreement with the lenders named therein and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement amends and restates in its entirety that certain Credit Agreement, dated as of October 21, 2010 (as previously amended or modified prior to December 13, 2021).

The Amended and Restated Credit Agreement provides for a term loan facility of $1.225 billion and a revolving credit facility of $1.975 billion, each with a maturity date of December 13, 2026. The revolving credit facility under the Amended and Restated Credit Agreement also has subfacilities of $100.0 million for same-day swing line loan borrowings and $25.0 million for letters of credit. At any time and so long as no default has occurred and is continuing and subject to other customary conditions, the Company has the right on one or more occasions to increase its existing term loan facility, incur additional term loan facilities, increase its revolving credit facility or incur other incremental equivalent indebtedness in an aggregate principal amount of up to (i) the greater of $500.0 million and seventy-five percent of the Company’s Consolidated EBITDA for the Applicable Period plus (ii) an unlimited amount of indebtedness so long as the Consolidated Senior Secured Net Leverage Ratio of the Company does not exceed 3.75 to 1.00. The obligations under the Amended and Restated Credit Agreement are secured by substantially all of the assets of the Company and its material domestic subsidiaries and guaranteed by the material domestic subsidiaries of the Company, in each case, subject to customary exceptions.

The interest rates applicable to loans under the facilities are floating interest rates that equal a base rate or a Eurodollar rate that is based on LIBOR plus, in each case, an applicable margin based upon the Company’s Consolidated Total Net Leverage Ratio. The Amended and Restated Credit Agreement includes customary language in respect of the transition from LIBOR to a successor benchmark interest rate.

The Amended and Restated Credit Agreement requires the Company to comply with certain financial covenants, including a maximum Consolidated Total Net Leverage Ratio and a minimum Consolidated Interest Coverage Ratio. The Credit Agreement also includes customary negative covenants restricting or limiting our ability to guarantee or incur additional indebtedness, grant liens or other security interests to third parties, make loans or investments, transfer assets, declare dividends or redeem or repurchase capital stock or make other distributions, prepay subordinated indebtedness and engage in mergers, acquisitions or other business combinations, in each case, except as expressly permitted under the Amended and Restated Credit Agreement.

Capitalized terms not otherwise defined herein have the meanings set forth in the Amended and Restated Credit Agreement.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by the complete text of the Amended and Restated Credit Agreement which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01  Financial Statement and Exhibits.

Exhibit Number	Description
10.1

Amended and Restated Credit Agreement, dated December 13, 2021, by and among CACI International Inc, the subsidiaries of CACI International Inc named therein, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and each of the lenders named therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CACI International Inc

Date: December 17, 2021	By:	/s/ J. William Koegel, Jr.
J. William Koegel, Jr.
Executive Vice President, General Counsel and Secretary